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                                                                      Exhibit 23


The Board of Directors
GLB Bancorp, Inc.
Mentor, Ohio:


We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in the method of accounting for goodwill.

/s/    KPMG Peat Marwick LLP


Indianapolis, Indiana

May 12, 1998